Exhibit 99.1
NASDAQ: LGCY
Legacy Reserves LP Prices Initial Public Offering
     Midland, Texas, January 11, 2007. — Legacy Reserves LP (NASDAQ: LGCY) today announced the pricing of its initial public offering of 6,000,000 units representing limited partner interests at $19.00 per unit. The partnership’s units have been approved for listing on the NASDAQ Global Market under the symbol “LGCY.” The offering is expected to close on January 18, 2007.
     Net proceeds to the partnership after underwriting discount and estimated offering expenses are expected to be approximately $104 million, all of which will be used to repay indebtedness outstanding under Legacy Reserves’ credit facility. Legacy Reserves LP has granted the underwriters a 30-day option to purchase up to an additional 900,000 units at the same price per unit. If the underwriters exercise their option to purchase additional units, Legacy Reserves intends to use the net proceeds to repay indebtedness and for general partnership purposes.
     Wachovia Capital Markets, LLC and Friedman, Billings, Ramsey & Co., Inc. are serving as joint book-running managers with Raymond James & Associates, Inc., RBC Capital Markets Corporation, Oppenheimer & Company, Incorporated and Stifel, Nicolaus & Company, Incorporated serving as co-managers of the initial public offering. Any offer will be made only by means of the prospectus. A copy of the final prospectus relating to the offering may be obtained when available from Wachovia Capital Markets, LLC, Attn: Equity Syndicate, 375 Park Ave., New York, New York 10152, equity.syndicate@wachovia.com, or Friedman, Billings, Ramsey & Co. Inc., Attn: Todd Davis, 1001 19th Street North, Arlington, Virginia 22209, (703) 469-1023, or from any of the underwriters.
     This press release does not constitute an offer to sell nor is it a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
     Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico.

Contact:	Steve Pruett
Legacy Reserves LP
info@LegacyLP.com
(432) 682-2516